EXHIBIT 99.4

Contact:	Michelle M. Dawson
Vice President of Investor Relations
Developers Diversified
Ph: 216.755.5500
Email: mdawson@ddr.com
DEVELOPERS DIVERSIFIED ANNOUNCES
PARTICIPATION IN JOINT VENTURE TO OWN, MANAGE,
ACQUIRE AND DEVELOP RETAIL ASSETS IN BRAZIL
Cleveland, OH — October 20, 2006 — Developers Diversified (NYSE: DDR), the leading owner, operator and developer of market-dominant community centers in the U.S., announced it has acquired a 50% joint venture interest in Sonae Sierra Brazil, a fully integrated retail real estate company based in Sao Paulo. Sonae Sierra Brazil is a subsidiary of Sonae Sierra, an international owner, developer and manager of shopping centers based in Portugal.
Through its joint venture investment, Developers Diversified owns the second largest retail real estate portfolio in Brazil, comprised of nine retail assets aggregating 3.4 million square feet. Developers Diversified also owns 50% of Sonae Sierra Brazil’s interest in the retail property management company in Sao Paulo that oversees the leasing and management operations of the portfolio.
Sonae Sierra Brazil is the managing partner of a partnership that owns direct and indirect interests in all nine assets and the property management company. Sonae Sierra Brazil owns approximately 93% of the partnership and Enplanta Engenharia (“Enplanta”) owns approximately 7%. Enplanta represents the investment interests of Henrique Falzoni, a leading retail real estate developer in Brazil. Sonae Sierra Brazil established the relationship with Enplanta in 1999, when Sonae Sierra originally expanded to Brazil.
The aggregate market value of Sonae Sierra Brazil is approximately $300 million (U.S.). Developers Diversified’s aggregate proportionate share investment is approximately $150 million (U.S.). This pricing represents a cap rate of approximately 10% on leases in place and 11% on a pro forma basis. Moreover, both parties have agreed to double their investments over the next three years through third party acquisitions and new developments.
Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, commented “We’re pleased to announce this exciting transaction that marks the international expansion of our platform. With Brazil’s improving economic outlook, rapidly growing middle class and local consumer culture, this acquisition clearly presents an attractive investment opportunity.”
“While we’re confident this is an excellent market in which to initiate our global expansion, we’re mindful of the risks involved and have maintained a conservative approach. We have carefully evaluated investment opportunities in many emerging markets around the world. Through such research, we have concluded that based on relative pricing for alternative investments, this investment offers outstanding potential value-creation on a risk-adjusted basis. Moreover, we find the opportunity to double the size of our investment in Brazil over the next few years highly compelling, considering current unleveraged development IRRs in Brazil are around 20% and cap rate compression on existing assets is expected to accelerate,” Mr. Wolstein continued.
“We have targeted retail investment in Brazil for quite some time and we’re pleased to enter the market in this manner,” said Daniel B. Hurwitz, Developers Diversified’s Senior Executive Vice President and Chief Investment Officer. “We were fortunate to identify strong operating partners with a proven record of success and extensive tenant relationships in Brazil and Europe. This investment in a significant aggregation of retail assets positions us as a leading player in the market.”
As part of Developers Diversified’s expanding global platform and the growing importance of the Company’s ability to effectively evaluate potential opportunities abroad, Developers Diversified has appointed Richard E. Brown to lead this initiative. Mr. Brown will be responsible for managing the ongoing relationship with Sonae Sierra Brazil, as well as identifying and analyzing other international investments. In his new role as Executive Vice President of International, Mr. Brown, who has been with the Company since 2000 and most recently served as Executive Vice President of Real Estate Operations, will continue to work closely with Mr. Wolstein and other departments within the Company already involved in international investments and operations.
A detailed list of the properties is attached to this announcement. In addition, a powerpoint presentation, which provides additional information on the transaction, is available on Developers Diversified’s web site, www.ddr.com.
Portfolio Highlights
Although all the assets in the portfolio are enclosed malls, the tenancy is geared toward value-oriented consumers, which is consistent with Developers Diversified’s existing portfolios in the U.S. and Puerto Rico. For example, anchor uses are concentrated on general discount merchandise, home improvement, electronics, fashion and hypermarkets/groceries.
Seven of the assets, representing 95% of Developers Diversified’s real estate investment, are located in the Sao Paulo extended metropolitan area. With over 29 million residents, it is the nation’s largest metropolitan area and one of the five largest metropolitan areas in the world. Sao Paulo is the financial and industrial center of the country, generating approximately 30% of Brazil’s GDP. Patio Brasil Shopping is located in Brasilia, which is the capital of Brazil and has a metropolitan area with over 2.2 million residents. Franca Shopping is located in Franca, a city in the northeastern portion of the state of Sao Paulo. Franca is located at the juncture of three major highways that connect the city with the greater Sao Paulo metropolitan area.
The weighted average occupancy of the portfolio, based on GLA, is over 93%. This rate includes assets currently under construction or recently completed and not yet stabilized. One asset, Campo Limpo Shopping, is currently under development. The final phase of the project is expected to open in late 2006.

Approximately 68% of Developers Diversified’s real estate investment is concentrated in Parque Dom Pedro, the largest shopping mall under one roof in South America. Parque Dom Pedro, combined with Shopping Penha and Boavista Shopping, aggregate 86% of the Company’s real estate investment. Developers Diversified’s pro rata share ownership of Parque Dom Pedro, Shopping Penha and Boavista Shopping is 48%, 34% and 47%, respectively.
Parque Dom Pedro is a 1.3 million square foot super-regional shopping mall, built in 2002 and located in Campinas, an outer suburb of Sao Paulo. Although over 3.7 million residents live within a 30-minute drive of the property, the mall is a tremendous regional destination, drawing consumers from well beyond this radius. The mall is 98% occupied and tenants at the mall reflect Brazil’s leading retailers, such as Centauro, Lojas Americanas, Pernambucanas, Riachuelo, Renner, Marcia Mello and BIG Hypermarket (a subsidiary of Walmart). Other leading U.S. and European-based retailers are also located at the center, such as Zara, C & A, Fnac, Tommy Hilfiger and Levi’s. It features 21 anchor tenants, including four department stores, a hypermarket, a 15-screen movie theater, a health club and a bowling alley. The mall is built on a single level with the food court and theater located on the lower level. Expansion opportunities also exist at the mall, representing approximately 159,000 square feet of additional interior retail space.
Shopping Penha is a 321,755 square foot, two-level regional mall. The asset is located in a regional shopping hub in Sao Paulo, with a population base of over 1.1 million located within a 30-minute drive. It was built in 1992 and a new expansion area recently opened. The property’s current occupancy rate of 91% is expected to increase now that the construction is complete. Shopping Penha is anchored by C&A, Los Americanas, Kalunga, Marisa & Familia, Sonda Supermarket and a movie theater.
Boavista Shopping is a 276,837 square foot, two-level regional mall located in an affluent area of Sao Paulo. Approximately 980,000 residents live within a 30-minute drive of the property. The mall was built in 2004 and opened in phases through 2006. The final phase of the mall opened earlier this year and the initial lease-up is still in procees. It is currently 88% occupied. Boavista Shopping is anchored by C&A, Marisa & Familia, Casas Bahia, Sonda Supermarket and a movie theater.
Future Development
As part of Sonae Sierra Brazil’s growth strategy, the joint venture expects to develop a 460,000 square foot regional shopping mall located in Manaus. Manaus is Brazil’s eighth largest city, with a population of approximately 1.5 million. The city is Brazil’s only Free Trade Zone, making it an immensely popular regional shopping draw. Over 1.1 million residents live within a 15 minute drive of the development site.
When completed, the mall will feature three levels and will include eight anchor stores, plus a movie theater, fitness center, and a supermarket, as well as a strategic mix of inline and restaurant tenants. The mall is anticipated to be substantially completed in late 2008, with a total expected development cost of approximately $75 million (U.S.).

Economy
Economists anticipate that Brazil will grow to be the world’s 8th largest economy by 2020 and the 5th largest by 2050. This growth is largely due to favorable demographic trends. In particular, as more young adults enter the workforce, this younger working population is anticipated to increase the country’s productivity and drive economic growth.
Based on various economic reports, the risk profile of Brazil’s economy has improved dramatically in recent years and is expected to improve further as the economy continues to stabilize and expand. In 2005, inflation was reduced to a manageable 6.9%, unemployment was 9.8% and GDP of $877 billion (U.S.) was ranked as the 10th largest in the world. These improvements, coupled with Brazil’s thriving international trade and growing public markets, have integrated the country into the global economy and stimulated the rapid growth of a middle class population. Based on 2005 data, the upper and upper middle classes alone comprised over 32 million consumers.
Increased international confidence in the long-term stability of Brazil’s economy has stimulated growth within Brazil’s debt markets. Although financing for commercial real estate investments is currently not available at favorable rates, individual credit lines and loans have shown tremendous growth as banks respond to the demands of Brazil’s emerging middle class. As lenders compete for consumer market share, further economic expansion, particularly in the retail sector, is expected. Brazil’s debt markets are still developing, but advances continue at a rapid pace. Notably, both S&P and Moody’s raised their ratings on Brazil’s bonds in 2006, to BB and Ba2, respectively. Analysts expect that the country will achieve an investment grade rating over the next few years.
Retail Real Estate Market
According to industry reports, retail real estate in Brazil has experienced tremendous growth over the last several years. Since 1966, when retail development essentially began, shopping mall stock has grown to 75 million square feet. Shopping mall sales in 2005 were over $18 billion (U.S.), which is 26% higher than 2004 sales of $14.5 billion (U.S.) and over six times larger than 1994 sales of approximately $3 million (U.S.). This rapid growth is a result of increased disposable income across a large population, primarily concentrated in and around urban centers. Local consumers’ view of shopping as a popular leisure activity and an important social outlet further contributes to this tremendous growth.
Despite this rapid growth of the industry, ownership of Brazil’s 300 shopping malls remains highly fragmented. Most shopping centers are held by multiple investors, primarily pension funds. Significant consolidation of ownership is expected to occur over the next several years, particularly as more institutional investors enter the market.
Sonae Sierra
Sonae Sierra is a leading retail owner, manager and developer in Europe and the second largest retail real estate owner in Brazil. Sonae Sierra owns or co-owns 40 shopping centers in Portugal, Spain, Italy, Greece and Brazil, with a total GLA of over 17 million square feet. Currently,

Sonae Sierra is developing 15 more projects in Portugal, Spain, Italy, Germany, Greece and Brazil, aggregating over five million square feet. Sonae Sierra’s ability to create value in emerging retail markets has led to its success in both Europe and Brazil. The company was recognized as the 2005 European Retail Developer of the Year and the European Property Awards sponsored by Property Week.
Sonae Sierra, www.sonaesierra.com, is an international shopping center specialist with a passion for bringing innovation and excitement to the shopping and leisure center industry. The company has earned an international reputation for the development of innovative products as well as for its management skills, and has been awarded more international prizes than any other company in this sector.
Developers Diversified
Including the assets located in Brazil, Developers Diversified owns and manages over 500 retail operating and development properties in 44 states, plus Puerto Rico and Brazil, totaling 118 million square feet. The Company is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops and leases shopping centers. Additional information about Developers Diversified is available on the Internet at http://www.ddr.com.
Developers Diversified considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2005.

SONAE SIERRA BRAZIL ACQUISITION PORTFOLIO

	Property	Location	Total GLA	Sonae Sierra	Key Tenants
	Name		(SF)	Brazil Pro
				Rata
				Ownership(2)

1	Parque Dom Pedro	Campinas(1)	1,293,822	96.5%	A Definir, Alpini Veiculos, Alo Bebe/Alo Kids, Bicho Sem Grillos Mega Store, BIG Hypermarket (subsidiary of Wal*Mart), C&A, Casas Bahia, Centauro, Center Lider, Columbo, Covenac, Etna, FNAC, Formula Academia, Lojas Americanas, Marisa & Familia, Pernambucanas, Renner, Riachuelo, Star Bowling, Azra, Multiplex P.D. Pedro, Magic Games, Barbacoa E Giovanetti, Peugeot Republique

2	Shopping Penha	Sao Paulo	321,755	68.2%	C&A, Kalunga, Lojas Americanas, Marisa & Familia, Sonda Supermarket, Moviecom

3	Boavista Shopping	Sao Paulo	276,837	93.2%	C&A, Casas Bahia, Marisa & Familia, Sonda Supermarket, Moviecom

4	Plaza Sul	Sao Paulo	286,804	18.6%	C&A, Lojas Americanas, Lojas Renner, Monday Academia, Cinema Plaza Sul

5	Patio Brasil	Brasilia	338,676	9.7%	A Tentacao, C&A, Shopping Centauro Esportes, Lojas Riachuelo, Otoch, Renner

6	Franca Shopping	Franca	194,547	60.1%	C&A, C&C, Casas Bahia, Lojas Americanas, Magazine Luiza, Cine Franca

7	Tivoli Shopping	Santa Barbara D’Oeste(1)	237,549	23.3%	C&A, Lojas Americanas, Magazine Luiza, Paulistao, Unimed, Moviecom

8	Shopping Metropole	Sao Bernardo de Campo(1)	262,531	9.3%	Lojas Americanas, Renner, Cine Metropole

9	Campo Limpo Shopping	Estrada do Campo Limpo(1)	214,654	18.6%	Compre Bem, Cinema Multiplex, C&A, Casas Bahia

TOTAL			3,427,175

(1)	Sao Paulo metropolitan area.

(2)	Developers Diversified’s pro rata ownership is 50% of Sonae Sierra Brazil’s ownership.